Exhibit 17.1

May 16, 2018

Dear Sirs

RESIGNATIONS

I, Luke L. Alvarez, hereby irrevocably resign from:

1.	my directorship on the Board of Directors of Inspired Entertainment, Inc., and from my employment as President and Chief Executive Officer of Inspired Entertainment, Inc.;

2.	my directorship on the Board of Directors of Inspired Gaming (Gibraltar) Limited, and from all my employee and other positions with Inspired Gaming (Gibraltar) Limited;

3.	my directorship on the Board of Directors of DMWSL 633 Limited;

4.	my directorship on the Board of Directors of Inspired Gaming Spain S.L.;

5.	my directorship on the Board of Directors of Inspired Gaming Mexico S. de RL. De CV.;

6.	my directorship on the Board of Directors of Inspired Gaming (USA) Inc.; and

7.	all other directorships and employee and other offices and positions I hold with entities in the Inspired Entertainment, Inc. consolidated group of companies,

in each case with immediate effect and without claim for compensation.

I hereby affirm that I am not resigning because of a disagreement with Inspired Entertainment, Inc. on any matter relating to its operations, policies or practices.

Yours faithfully

/s/ Luke L. Alvarez

Luke L. Alvarez